Exhibit 23

            Independent Auditors' Consent and Report on Schedule



The Board of Directors
Syncor International Corporation:

We consent to incorporation by reference in the Registration Statements (No. 33-7325, 33-39251, 33-57762, 33-52607, 333-18373, 333-18375, 333-18377, 333-
9999, 333-40117, 333-62091, 333-62093, 333-68277 and 333-78681) on Form S-8,
of Syncor International Corporation of our report dated February 16, 2000, relating to the consolidated balance sheets of Syncor International Corporation as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Syncor International Corporation.


/s/KPMG LLP



Los Angeles, California
March 29, 2000